                                                                   EXHIBIT 10.12

                                                        JOSEPH P. NACCHIO
                                             President & Chief Executive Officer
[LETTERHEAD OF QWEST COMMUNICATIONS]


September 19, 1997


Larry Seese
204 Klinesville Road
Flemington, NJ  08822

Dear Larry:

I am delighted to be able to offer you the position of Executive Vice President, Network and Engineering at Qwest Communications. This letter is intended to set forth the terms and conditions of your employment with Qwest.

1.   Your annual base salary will be $230,000.

2. You will be eligible to participate in Qwest's long-term incentive plan (Equity Incentive Plan). Your grant will be 375,000 shares at a price of 45 3/4, the price of the stock on the date that we substantially come to agreement on the terms of your employment. The shares vest according to the following schedule:

                           SHARES             VESTING
                      --------------------------------------
                      100,000 Shares      At End of 1 Year
                      --------------------------------------
                      100,000 Shares    At End of 2/nd/ Year
                      --------------------------------------
                      50,000 Shares     At End of 3/rd/ Year
                      --------------------------------------
                      50,000 Shares     At End of 4/th/ Year
                      --------------------------------------
                      50,000 Shares     At End of 5/th/ Year
                      --------------------------------------
                      25,000 Shares     At End of 6/th/ Year
                      --------------------------------------

     In addition, we guarantee that at the 6/th/ anniversary of your commencement of employment, your interest in stock options plan will be worth at least $1,000,000. In the event such interest is worth less than $1 million we will pay you the shortfall at that time.

     In the event of a change in control of the corporation, all awarded shares will vest immediately.

Larry Seese
September 19, 1997
Page 2

1. Qwest is in the process of establishing an annual bonus plan for senior executives. You will be eligible to participate on the same basis as other senior officers. However, in your case, at the end of the first year of your employment, you are entitled to a guaranteed bonus of $92,000.

2. You are also eligible to be reimbursed for all relocation expenses including the selling and purchasing of a home, household moving, etc. up to a reimbursement of $200,000. Your reimbursement includes any gross up necessary to offset any tax impact this reimbursement may have, however, any gross up would be considered as part of the amount that is calculated for determining the maximum reimbursement. See relocation agreement enclosed.

3. If you are terminated for any reason other than cause during your first two years of employment, you will be entitled to a lump sum payment of one year's base salary.

4.   Paid time off and disability plan information is attached.

5. This offer of employment is contingent upon your statement that you are not subject to any non-compete clause or similar restrictions which would in any way prevent you from exerting all your efforts toward the goals and objectives of Qwest.

6.   This offer is contingent upon your decision by Friday, September 26, 1997.

Larry, I would like you to be available to begin work at Qwest on October 6, 1997 or on a later date to be specified by me.

Larry Seese
September 19, 1997
Page 3


Finally, I am really looking forward to your joining me at Qwest and working together to make this a great company. If you agree with the above terms and conditions, please sign below and return this letter to me. If you have any questions or need more information, I can be reached at 303/291-1410 or feel free to contact Ray Lee (303-291-1688) who is working with me to help build our senior management team.

Sincerely,

/s/

Joseph P. Nacchio
President
Chief Executive Officer


I accept the above offer:

   /s/                           7/26/97
___________                   _____________
Larry Seese                   Date

                                                        JOSEPH P. NACCHIO
                                             President & Chief Executive Officer

[LETTERHEAD OF QWEST COMMUNICATIONS]


                              RELOCATION AGREEMENT


                                                              September 19, 1997


Larry Seese
204 Klinesville Road
Flemington, NJ  08822

Dear Larry:

This letter will serve as the complete agreement between you and Qwest Communications with regard to the relocation benefits which you will be paid to assist you in your move.

The Company agrees to pay you $200,000 to cover relocation expenses that you may incur. Appropriate payroll taxes will be withheld from this amount, since this sum is considered income.

In consideration of this payment, you agree to repay the Company a pro-rated portion of this amount should you voluntarily terminate your employment prior to one year service at your new location. If repayment is necessary, the repayment amount shall be the $200,000 less 1/12 for each completed month of employment. You further authorize the Company to withhold any amount of repayment provided for above from salary or other accrued compensation.

By executing this agreement, you acknowledge that you are accepting the relocation benefits indicated above as the complete relocation package to which you are entitled.

You further acknowledge that no coercion or undue influence has been exerted to obtain this voluntary release. Nothing contained herein constitutes a contract of employment or creates any expectation of continued employment, and it does not modify the Company's employment at-will policy.


       /s/
__________________
Employee Signature

        9/26/97
Date:_____________